Exhibit 10.31

CONTRIBUTION AGREEMENT

between

DUKE REALTY LIMITED PARTNERSHIP ET AL.

and

LAFAYETTE REAL ESTATE LLC

and

BELCREST REALTY CORPORATION

as of December 6, 2006

i

ARTICLE 22.	Successors and Assigns	26

ARTICLE 23.	Closing Costs	26

ARTICLE 24.	Governing Law	26

ARTICLE 25.	Multiple Counterparts	26

ARTICLE 26.	Representations and Warranties of Company	26

ARTICLE 26.	Representations and Warranties of Belcrest	26

ARTICLE 27.	Post-Closing Obligations	27

Exhibits

Exhibit A	Reserved

Exhibit B	Operating Agreement

Exhibit C	Description of Mark Center 1801/1901

Exhibit D	Description of Mark Center 2001

Exhibit E-1	Mark Center II Description

Exhibit E-2	Mark Center II Description

Exhibit E-3	Mark Center II Description

Exhibit E-4	Mark Center II Description

Exhibit E-5	Mark Center II Description

Exhibit E-6	Mark Center II Description

Exhibit E-7	Mark Center II Description

Exhibit E-8	Mark Center II Description

Exhibit E-9	Mark Center II Description

Exhibit F	Personal Property

Exhibit G	Leases

Exhibit H	Assignment of Member Interests

Exhibit I	Personal Property Encumbrances

Exhibit J	Certification of Non-Foreign Status

Exhibit K	Gross Agreed Value of Assets

Exhibit L	Reserved

Exhibit M	Other Property Owned

Exhibit N	Future Development Right of First Offer

Exhibit O	Liabilities

Exhibit P	Rent Roll and Accounts Receivable Aging Report

Exhibit Q	Operating Contracts

ii

Exhibit R	Litigation

Exhibit S	Reserved

Exhibit T	Reserved

Exhibit U	Disclosure Items

Exhibit V	Unpaid Balance of Assumed Loans

Exhibit W	Balances of Escrows

iii

CONTRIBUTION AGREEMENT

THIS AGREEMENT (the “Agreement”) made and entered into as of the 6th  day of December, 2006 (the “Effective Date) by and among Duke Realty Limited Partnership (“Duke”), an Indiana limited partnership, the Owning Entities (as defined below), Lafayette Real Estate LLC (the “Company”), a Delaware limited liability company and Belcrest Realty Corporation (“Belcrest”), a Delaware corporation.

NOW, THEREFORE, in consideration of One Dollar ($1.00), the covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.  Background:

(a)           The Company.  The Company was formed in the State of Delaware on November 16, 2006 and has qualified to do business in the Commonwealth of Virginia.  Duke and Belcrest intend to enter into that certain Operating Agreement (the “Operating Agreement”) relating to the Company, in the form attached hereto as Exhibit B.

(b)           The Owning Entities.

(i)            Mark Center Buildings, LLC (“Mark Center Buildings”) is a Delaware limited liability company, whose sole member is WTM Master Building, LLC (“WTM Master Building”), the sole member of which is Duke.  The member interest in Mark Center Buildings is referred to as the “MC Buildings Member Interest”.

(ii)           Mark Center 1801/1901, LLC (“Mark Center 1801/1901”) is a Delaware limited liability company, the sole member of which is Mark Center Buildings.  The member interest in Mark Center 1801/1901 is referred to as the “1801/1901 Member Interest”.

(iii)          Mark Center 1801/1901 is the owner of property known and numbered as 1801/1901 N. Beauregard Street, Mark Center, Alexandria, VA more particularly described in Exhibit C.

(iv)          Mark Center 2001, LLC (“Mark Center 2001”) is a Delaware limited liability company, the sole member of which is Mark Center Buildings.  The member interest in Mark Center 2001 is referred to as the “2001 Member Interest”.

(v)           Mark Center 2001 is the owner of property known and numbered as 2001 N. Beauregard Street, Mark Center, Alexandria, VA more particularly described in Exhibit D.

(vi)          Mark Center Buildings II, LLC (“Mark Center II”) is a Delaware limited liability company, whose sole member is WTM Master Building, the sole member of which is Duke.  The member interest in Mark Center Buildings II, LLC is referred to as the “Mark II Member Interest”.

(vii)         Mark Center II is the owner of nine parcels of property, which are described in Exhibits E1 through E9.

(viii)        Mark Center 1801/1901, Mark Center 2001 and Mark Center II are collectively referred to as the “Property Owners”.

(ix)           The Property Owners, together with Mark Center Buildings and WTM Master Building are collectively referred to as the “Owning Entities”.

ARTICLE 2. Agreement to Contribute; Description of Property; Defined Terms: (a) Duke agrees to cause WTM Master Buildings to contribute to the Company, and Belcrest agrees to cause the Company to accept upon the terms and conditions hereinafter set forth the MC Buildings Member Interest and the Mark II Member Interest.

(b)           For the purposes of this Agreement, the following items referred to in clauses (b)(i), (ii), (iii), (iv) and (v) are hereinafter sometimes referred to as the “Property”:  (i) certain premises described in Exhibits C, D and E1 through E9, together with all right, title and interest of Property Owners in and to any land lying in the bed of any street (opened or proposed) adjacent to or abutting or adjoining such premises, together with all right, title and interest of Property Owners in and to all rights, privileges, rights of way and easements appurtenant to such premises, including, without limitation, all minerals, oil or gas on or under such premises, development rights, air rights, water rights and any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining such premises (all of the foregoing, the “Real Property”), (ii) all buildings and other improvements located thereon (the

“Improvements”, and, together with the Real Property, the “Premises”), (iii) all items of personal property owned by Property Owners and located on the Premises or used in connection with the ownership or operation of the Premises, described in Exhibit F attached hereto and incorporated herein by reference, including, without implied limitation, whether or not listed on Exhibit F, all furniture, fixtures, equipment, machines, apparatus, appliances, supplies and personal property of every nature and description and all replacements thereof owned by Property Owners and located on the Premises or used in connection therewith, including the non-exclusive right to use the trade name Mark Center (the “Trade Name”), but excluding any telephone numbers assigned to the Trade Name (collectively, the “Personal Property”), (iv) any intangible property now or hereafter owned by Property Owners and used in the ownership or operation of the Premises including, without limitation, any plans and specifications, surveys, catalogs, booklets, manuals, files, logs, records, correspondence, tenant lists, tenant prospect lists and other mailing lists, sales brochures and materials, leasing brochures and materials, advertising materials and other similar items, and all title inspections, studies and reports, market studies and similar inspections with respect to the sale, management, leasing, promotion, ownership, maintenance, use, occupancy and operation of the Premises, permits, licenses, approvals, guaranties, warranties, agreements, lease agreements, utility agreements or other rights relating to the ownership, use or operation of the Premises (collectively, the “Intangibles”).  The parties hereto acknowledge and agree that the cash balances of any accounts standing in the name of the Property Owners on or before the Closing Date shall remain the property of Duke and shall not be included in the Property to be contributed under this Agreement.

(c)           The terms listed below shall have the following meanings throughout this Agreement:

Gross Agreed Value:

For each Property, the Gross Agreed Value shall be the Allocated Amount set forth in Exhibit K plus or minus any prorations at Closing, including, but not limited to, prorations of principal and interest payments for any Assumed Loans (as defined below) for the month of Closing.

Net Agreed Value:

The amount of the Gross Agreed Value minus the aggregate amount of all outstanding principal and interest due and owing by Property Owners on account of any debt secured directly or indirectly by any of the

Properties or any of the Member Interests (as hereinafter defined) (the “Assumed Loans”).

ARTICLE 3. Contribution Subject to Leases.  At the time of Closing the Premises will be subject to certain leases (hereinafter called the “Leases”) described in Exhibit G subject to new leasing activity permitted under this Agreement.  Prior to Closing, Property Owners agree to lease the Premises in accordance with Property Owners’ current leasing plan.  Property Owners shall keep Belcrest apprised of leasing activity, and prior to entering into any new leases or lease amendments, Property Owners shall obtain the consent of Belcrest, which consent shall not be unreasonably withheld, conditioned or delayed.  No consent shall be required for any leasing activity of existing Leases that are not in the Property Owner’s discretion (e.g. exercise of express termination rights, renewal rights on pre-negotiated terms, expansion rights on pre-negotiated terms etc.).

ARTICLE 4.  Reserved:

ARTICLE 5.  Form of Contribution:  (a) At each Closing, Duke shall cause the appropriate Owning Entity to contribute the appropriate member interest (the “Member Interest”) by a good and sufficient Assignment of Member Interests (hereinafter referred to as the “Assignment of Member Interests”) in substantially the form attached hereto as Exhibit H, running to the Company pursuant to which the appropriate Owning Entity shall contribute, assign and deliver to the Company the legal and beneficial title to and ownership of one hundred percent (100%) of the Member Interest which Member Interest shall be free and clear of any liens or other encumbrances, all in accordance with this Agreement.  The Assignment of Member Interests shall be duly executed, acknowledged and delivered by Duke at Closing.  It shall be a condition of Closing that the Property shall be free from all liens, encumbrances and encroachments from or on the Property except (i) real estate taxes and other charges payable therewith not yet due and payable, (ii) those of record prior to the Initial Closing or shown on a survey received prior to the Initial Closing but not objected to by Company and agreed to be removed by Duke prior to the Initial Closing, (iii) those Leases applicable to the Property, subject to new leasing activity permitted under this Agreement, and (iv) New Title Matters (hereinafter defined) which are expressly permitted pursuant to Section 12(a)(vi) of this Agreement.  Duke covenants and agrees not to take any action and to cause the Owning Entities not to take any action which would cause or permit a failure of the foregoing condition.

(b)           Except as set forth on Exhibit I, the Personal Property shall be owned by the Owning Entities free of all liens, charges, encumbrances, rights, restrictions and agreements of any nature.

(c)           Except as provided for in Article 12, Duke shall not allow Owning Entities to commit any acts which will result in New Title Matters (hereinafter defined) or New Personal Property Matters (hereinafter defined) between the date hereof and the Closing, and Duke shall not commit any acts which will result in a lien or other encumbrance against the Member Interest between the date hereof and the Closing.

ARTICLE 6.  Closing:

(a)           (i)            The closing of the contribution of the Mark II Member Interest (the “Initial Closing”) shall take place at 10:00 a.m. no later than December 4, 2006 (the “Initial Closing Date”); at the offices of Goulston & Storrs, P.C., or at such other location as Company shall designate by five (5) business days prior written notice.  Time is of the essence.

(ii)           The parties hereto acknowledge that certain consents from lenders (“Existing Lenders”) of the Assumed Loans (hereinafter defined) and modification of the relevant management agreements are necessary prior to the contribution of the MC Buildings Member Interests.  Each such consent and modification shall be a “Lender Consent” if (A) such consent does not contain any conditions which are not reasonably satisfactory to Duke or Belcrest (Belcrest acknowledges and consents that Belcrest will be added as a joint and several indemnitor and/or guarantor in all instances where Duke is an indemnitor and/or guarantor on an Assumed Loan) and (B) such consent also grants consent to all upper tier transfers and pledges of interest which additional consent is necessary in light of the structure and secured credit facilities of Belcrest and its owners.  Accordingly, the closing of the contribution of such interests (the “Phase II Closing”) and the payment thereof shall occur five (5) business days after satisfaction of any conditions to such Lender Consent (the “Phase II Closing Date”); provided, however, if the Lender Consent is not obtained by August 1, 2007, then Duke or Belcrest may terminate this Agreement as to any contributions of interests that have not then been consummated by notice to the other of them, provided that said termination notice is received prior to the receipt of the Lender Consent.

(iii)          For purposes hereof, any reference to “Closing” shall mean the Initial Closing or each Phase II Closing as applicable.  Any reference to

“Closing Date” shall mean the Initial Closing Date or each Phase II Closing Date as applicable.

(b)           At each Closing, Duke shall deliver, or cause Owning Entity to deliver, the following documents, in the form annexed hereto or otherwise reasonably satisfactory in form and substance to Belcrest and Belcrest’s counsel, properly executed and acknowledged as required:

(i)                                     The Assignment of Membership Interests;

(ii)                                  An original counterpart of the Operating Agreement executed by Duke (for the Initial Closing);

(iii)                               Lender’s Consent with respect to the Properties which are encumbered by an Assumed Loan.

(iv)                              A certification of non-foreign status in the form attached hereto as Exhibit J;

(v)                                 Evidence satisfactory to the Company and to the Company’s title insurance company (the “Title Company”) that all necessary approvals and/or consents by any other person(s) have been delivered and such other evidence satisfactory to Company and the Title Company of Duke’s authority and the authority of the signatory on behalf of any constituent person of Duke to convey the Member Interest pursuant to this Agreement;

(vi)                              Affidavits sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants under the Leases, as tenants only), mechanics’ or materialmen’s liens from, and to include a non-imputation endorsement to, the owner’s title insurance policy (the “Title Insurance”), and such other affidavits relating to the Title Insurance as the Title Company may reasonably request;

(vii)                           A certificate restating as of the relevant Closing Date all of Duke’s and Owning Entities’ representations and warranties contained herein updated to reflect the then existing state of facts;

(viii)                        An opinion of Duke’s and Owning Entities’ in-house counsel to the effect that Owning Entities are duly formed, validly existing and in good standing, that all requisite action has been taken to authorize the transaction contemplated hereby, and that this Agreement and all documents delivered at the Closing have been duly executed and delivered;

(ix)                                An original of a closing statement setting forth the Gross Agreed Value, and setting forth the closing adjustments and prorations which affected the calculation of the Gross Agreed Value and the Net Agreed Value (the “Closing Statement”);

(x)                                   Original tenant notification letters for each tenant under a Lease in a form to be drafted by Company [if necessary] and reasonably satisfactory to Duke, original notification letters to all parties to operating and other agreements [if necessary];

(xi)                                A Designation of Person Responsible for Tax Reporting under Internal Revenue Code Section 6045 designating Duke as the party responsible for making the returns required under Internal Revenue Code Section 6045;

(xii)                             The original Owning Entities formation documentation including all amendments thereto or, if not available to Duke, a certified copy;

(xiii)                          A balance sheet of the Company as of the day of the Closing (the “Balance Sheet”);

(xiv)                         Such other instruments as Company may reasonably request consistent with the terms of this Agreement;

(xv)                            An executed assignment of membership interest in Mark Center TMP, LLC and related documents as described in Section 7.4(b)(ii) of the Operating Agreement; and

(xvi)                         An executed Future Development Right of First Offer in the form of Exhibit N.

(c)           Attached as Exhibit K is the Gross Agreed Value of each Owning Entity’s assets which values (minus the Closing prorations other than closing costs) will be the Company’s initial basis in such assets for federal income tax purposes.

(d)           At each Closing, Belcrest shall deliver, or cause to be delivered, the following payment and documents, reasonably satisfactory in form and substance to Duke and Duke’s counsel properly executed and acknowledged as required:

(i)                                     Distribution of cash in accordance with Section 4.1 of the Operating Agreement;

(ii)                                  An original counterpart of the Assignment of Member Interests;

(iii)                               An original counterpart of the Closing Statement;

(iv)                              An original counterpart of the Operating Agreement executed by Belcrest (for the Initial Closing);

(v)                                 An opinion of Belcrest’s counsel to the effect that Company is duly formed, validly existing and in good standing, that all requisite action has been taken to authorize the transaction contemplated hereby, and that this Agreement and all documents delivered at the Closing have been duly executed and delivered; and

(vi)                              A certificate restating as of the relevant Closing Date all of Belcrest’s representations and warranties contained herein updated to reflect the then existing state of facts;

(vii)                           An executed assignment of membership interest in Mark Center TMP, LLC and related documents as described in Section 7.4(b)(ii) of the Operating Agreement; and

(viii)                        Executed Future Development Right of First Offer in the form of Exhibit N.

(e)           While it is not a condition of Closing, Duke shall request Existing Lenders to execute a written statement, in a form provided to Duke by Belcrest,

certifying to Company as the date of such statement, (i) that the Loan Documents (to be identified by Lender) are unmodified and in full force and effect (or, if there have been modifications, that the Loan Documents are in full force and effect as modified and setting forth such modifications); (ii) the unpaid principal balance of the Assumed Loan; (iii) the date to which interest in respect of the principal indebtedness has been paid; (iv) the amount of any such escrows, reserves or impounds then being held by or on behalf of Lender; (v) that to the best of Lender’s knowledge, Borrower is not in default under the Assumed Loans (or, if Borrower is in default, describing such default in reasonable detail); and (vi) any additional facts reasonably requested by Belcrest.

(f)            Each Closing shall not be deemed to be completed until all documents and payments as aforesaid have been properly delivered (and recorded where appropriate) to the satisfaction of all parties.

ARTICLE 7.  Reserved:

ARTICLE 8.  Conditions to Closing:

(a)           Without limiting any of the other conditions to Company’s obligations to close set forth in this Agreement, the obligations of Company under this Agreement are subject to the satisfaction at the time of each Closing for the applicable Properties and Owning Entities of each of the following conditions (any one of which may be waived in whole or in part by Company at or prior to Closing):

(i)                                     All of the representations by Duke set forth in this Agreement or any Exhibit attached hereto shall be true and correct in all material respects as of the Closing and the updating certificates thereto set forth no changes or conditions which in the judgment of Belcrest constitute a material adverse change relating to any of the Property or to any Owning Entity;

(ii)                                  Subject to the provisions of Article 11 hereof, the Property shall be in substantially the same condition it now is, reasonable use and wear excepted;

(iii)                               Duke shall have performed, observed, and complied or shall have caused Owning Entities to have performed, observed and complied with all covenants and agreements required by this Agreement to be performed by Duke at or prior to Closing;

(iv)                              There shall have been no pledge of Duke’s Interest in WTM Master Building or WTM Master Buildings in the Owning Entities and no pledge by Mark Center Buildings of the 1801/1901 Member Interest or the 2001 Member Interest;

(v)                                 There shall not have been instituted and be pending any litigation (1) brought by any tenants alleging defaults by Property Owners under any Leases at the Properties, (2) alleging material defects (defects which cost more than $25,000 to fix) in the physical condition of the Improvements or (3) that would impair any Owning Entity’s right to convey the Member Interest in accordance with the terms of this Agreement;

(vi)                              There shall be no outstanding notices of violation with respect to any Property or Owning Entities’ operation thereof from any governmental authorities and the Property shall be in compliance with all applicable laws;

(vii)                           The assets of Property Owners shall consist of the following (unless agreed otherwise by the parties hereto in writing):

(A)                              The Property;

(B)                                All operating licenses, occupancy permits, and other licenses or permits and authorizations from governmental entities related to the Owning Entities and the Property;

(C)                                The Leases;

(D)                               All Security Deposits;

(E)                                 All utility deposits, if any; and

(F)                                 All deposits and escrows required by the Assumed Loans.

(viii)                        The Liabilities of the Owning Entities shall consist of the following (unless agreed otherwise by the parties hereto in writing), and no others:

(A)                              Real Estate and Personal Property Taxes not yet due and payable;

(B)                                The liability to tenants for Security Deposits;

(C)                                The obligations under Leases, and Operating Contracts and trade accounts payable incurred in the ordinary course of business and certified to by Duke at Closing, the latter of which, if not prorated hereunder, shall be promptly paid by Duke after the Closing; and

(D)                               The Assumed Loans.

(b)           Upon learning of a failure of a condition in this Article 8, or any other condition in this Agreement, Belcrest shall promptly notify Duke thereof, and Duke shall have thirty (30) days to cure said failure, and the Closing Date shall be extended to allow said thirty (30) day period to run in full.  If such failure cannot be cured within such thirty (30) day period, then, provided that Duke shall have commenced to cure such failure within such thirty (30) day period and thereafter shall diligently and continuously prosecuted such cure, the aforesaid thirty (30) day period shall be extended for an additional sixty (60) days.  If on the Closing Date (as may be extended hereby) the conditions of this Article 8 have not been satisfied, then, at Company’s option, Company and Belcrest shall not be obligated to close the transactions contemplated hereby.  In such case, if Duke is not in breach or default of any of their representations, warranties, covenants or obligations hereunder, after expiration of all applicable notice and cure periods, all obligations of the parties hereto shall cease and this Agreement shall be terminated and the parties shall be without further recourse or remedy hereunder.  If Duke is in breach of any of their representations, warranties, covenants or obligations hereunder, after expiration of all applicable notice and cure periods, then Company shall have the rights and remedies set forth in Article 9 below.

ARTICLE 9.  Default:  (a) In the event of a material breach or default by Duke of any of its representations, warranties, covenants or obligations hereunder, which is not cured within thirty (30) days after notice to Duke thereof (which thirty (30) day period is to run concurrently with the thirty (30) day period set forth in Section 8(b) above and the applicable Closing shall be extended to allow the full cure period to run), Belcrest shall have the right to elect one of the following rights and remedies, as its sole and exclusive remedy with respect to any such breach or default known to Belcrest prior to Initial Closing (it being acknowledged that if Belcrest knows of any such breach or default and fails to notify Duke thereof prior to Closing, Belcrest shall be considered to have elected the option set forth in Subsection (ii) below):

(i)            Terminate this Agreement by notice to Duke, and all obligations of the parties under this Agreement shall terminate and Belcrest shall be entitled to immediate payment from Duke of all out-of-pocket costs incurred by Belcrest in connection with the Agreement and the transactions contemplated hereby (provided that after the Initial Closing occurs, the out-of-pocket costs shall be measured from the most recent Closing to the date of said termination), subject to a maximum reimbursement not to exceed $500,000.00.

(ii)           Waive the breach or default as a condition of Closing (subject to any written agreement between the parties to address said breach or default) and proceed to Closing.

(iii)          Seek specific performance.

(b)           In the event of a material breach or default by Company or Belcrest of any of its representations, warranties, covenants or obligations hereunder which is not cured within thirty (30) days after notice to Belcrest thereof, Duke shall have the right to elect one of the following rights and remedies, as its sole and exclusive remedy:

(i)            Terminate this Agreement by notice to Belcrest, and all obligations of the parties under this Agreement shall terminate and Duke shall be entitled to immediate payment from Belcrest of all out-of-pocket costs incurred by Duke in connection with the Agreement and the transactions contemplated hereby, (provided that after the Initial Closing occurs, the out-of-pocket costs shall be measured from the most recent Closing to the date of said termination) subject to a maximum reimbursement not to exceed $500,000.00.

(ii)           Waive the breach or default and proceed to Closing in accordance with the provisions of this Agreement (subject to any written agreement between the parties to address said breach or default).

(iii)          Seek specific performance.

ARTICLE 10.  Entire Agreement Herein:  The parties understand and agree that their entire agreement is contained herein and that no warranties, guarantees,

statements, or representations shall be valid or binding on a party unless set forth in this Agreement.  It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Agreement.  This Agreement may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

ARTICLE 11.  Damage or Destruction; Condemnation:  (a) The risk of loss, damage or destruction to the Property by fire or other casualty or the taking of all or part of the Property by condemnation or eminent domain or by an agreement in lieu thereof until the Closing is assumed by Duke.

(b)           In the event of any damage or destruction of the Property, then, as long as (i) the damage or destruction was insured, (ii) there is no loss of rent (i.e. the tenants are not entitled to an abatement of rent, or if tenants are entitled to an abatement of rent, such abatement is covered through rent loss insurance proceeds or a binding, unconditional agreement by Duke in form and substance satisfactory to Belcrest to cover such abatement), and (iii) Duke pays to the Company any applicable deductible, then the Company and Belcrest shall proceed to Closing. If the conditions of subsection (b) above are not satisfied, then Belcrest may elect to proceed to Closing to include the affected Property, or terminate this Agreement as to the affected Property.

(c)           If all or part of the Property is taken by condemnation, eminent domain or by agreement in lieu thereof, or any proceeding to acquire, take or condemn all or part of the Property is threatened or commenced (collectively, a “Taking”), which (i) allows a tenant to terminate its lease (and said tenant does not agree to waive its termination right) or (ii) materially impacts access or parking for the applicable Property (collectively, a “Material Taking”), the Company may either (1) terminate this Agreement as it relates to the affected Property and proceed to Closing on the remaining Properties with an appropriate reduction in the Gross Agreed Value for any terminated Property or (2) proceed to Closing in accordance with the terms hereof, without reduction in the Gross Agreed Value.  If Owning Entity has received payments from the condemning authority and if Company elects to proceed to Closing, Owning Entity shall credit the amount of said payment against the Gross Agreed Value at the Closing.  If a Taking is not a Material Taking and the Owning Entity has not received payments from the condemning authority, then the parties shall proceed to Closing in accordance with the terms hereof, without reduction in the Gross Agreed Value. If payments have been received, a credit for same shall be applied at Closing except to the extent used by Property Owner for repair of any damage to the Property caused by the Taking.

(d)           Duke shall immediately notify Company of any damage or destruction to the Property or any notice received by Owning Entity or Duke or information or awareness acquired by Duke regarding the threatening of or commencement of condemnation or similar proceedings.

(e)           If any Property is terminated from this Agreement pursuant to this Article 11, the Closing shall be delayed to allow Duke to transfer the Property from the Property Owner to an entity owned solely by Duke, together with an assignment of all insurance or Taking proceeds, if necessary.

ARTICLE 12.  Representations and Warranties of Duke:  (a) Subject to the disclosures contained in Exhibit U attached hereto and made a part hereof (the “Disclosure Items”), matters contained in the due diligence materials delivered to Belcrest or located in the electronic data room created by Duke (the “Data Room”) and made available to Belcrest and any matters of public record where the Property is located, Duke hereby represents and warrants to Company as of the date of this Agreement and as of the Closing Date as follows:

(i)                                     Each Owning Entity is a limited liability company duly and validly organized and existing and governed by the laws of the State of Delaware and registered to do business in the State of Virginia, if so required.  Furthermore, since its inception, each Owning Entity has been, and is as of the date hereof, a disregarded entity for Federal income tax purposes.

(ii)                                  A true and complete copy of the operating agreement and all other organizational documentation for each Owning Entity along with all amendments thereto and modifications thereof has been certified by Duke and delivered to Company, and the same is in full force and effect and has not been, and will not be, subsequently modified, supplemented or amended, except as expressly required hereby.

(iii)                               Each Owning Entity has filed all requisite assumed name and other certificates with respect to such Owning Entity in all appropriate governmental offices, including, but not limited to, all appropriate governmental offices in the Commonwealth of Virginia.

(iv)                              Each Owning Entity has the legal right and all necessary power and authority to carry on its business as it is now being conducted and to own, maintain, lease and operate all of the properties and assets, including, without limiting the foregoing, the Property now owned and operated by it.  No Owning Entity does engage in or has engaged in any business other than the ownership, maintenance, leasing and operation of the Property and activities related thereto.  Except as set forth in Exhibit M, no Owning Entity (1) does own, lease or have nor has owned, leased or had any tangible property other than the Property or (2) has or ever has had any direct or indirect ownership interest in any other real or personal property, firm, corporation, joint venture, partnership, business entity or other enterprise.  No Owning Entity has qualified to do business in any jurisdiction other than the Commonwealth of Virginia and the State of Delaware.

(v)                                 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not, and will not, violate any provisions of the organizational documents or operating agreement and will not violate any provision of, or cause a default under, or result in the acceleration of any obligation under, any agreement to which any Owning Entity, or Duke, is a party or by which any Owning Entity, Duke or its operations is bound, or any law, statute, rule, ordinance, regulation or requirement by which any Owning Entity, Duke or the operations of any Owning Entity may be bound or affected; do not, and will not, require the consent or approval of any court, administrative or governmental authority; and do not, and will not, result in the creation or imposition of any lien upon, or give to any person or entity any interest or right (including any right of termination or cancellation) in or with respect to, any agreement to which any Owning Entity or Duke is a party or any Owning Entity or Duke is bound, or, in or with respect to the business or operations of any Owning Entity.

(vi)                              The Property Owners are the sole owners of the Property and hold good and indefeasible title to all of the Property subject only to the encumbrances as were set forth in the title policies issued in the name of each Property Owner and heretofore made available in the Data Room.  There are no liens, encumbrances and encroachments from or on the Property (“New Title Matters”) except those as were in existence on the effective date of each title policy and survey of the Property issued in the name of each Property Owner except (1)

real estate taxes and other charges payable therewith not yet due and payable, (2) normal and customary easements (e.g. utilities, access etc.) that do not materially impair the marketability of the Property or its use and enjoyment and (3) the Assumed Loans.

(vii)                           The Property Owners are the sole owners of the Personal Property and hold good and indefeasible title to all of the Personal Property.  There are no liens, charges, encumbrances, rights, restrictions and agreements of any nature affecting the Personal Property (“New Personal Property Matters”) except as were in existence on the effective date of each title policy issued in the name of each Property Owner except (1) personal property taxes and other charges payable therewith not yet due and payable, and (2) the Assumed Loans.

(viii)                        The facts set forth in Article I of this Agreement relating to the Owning Entities and to Duke are true, correct and complete and the Member Interests are free and clear of all liens, charges, encumbrances, rights, restrictions and agreements of any nature.

(ix)                                Reserved.

(x)                                   There are no outstanding warrants, options, rights, agreements, calls or other commitments to which any of the Property, or any Owning Entity is a party or by which it is bound relating to or providing for the sale, conveyance, transfer, gift, pledge, mortgage or other disposition, encumbrance or granting of, or permitting any person or other entity to acquire any interest in any Owning Entity or the Property, respectively.

(xi)                                Except as expressly disclosed in Exhibit O, (1) to Duke’s knowledge, there is no litigation or governmental proceeding pending or threatened with respect to the Property, or with respect to any Owning Entity which impairs the ability of Duke and the Owning Entity to perform its obligations under this Agreement and (2) no Owning Entity has any present liabilities or, to Duke’s knowledge, contingent liabilities, including, without limitation, liabilities with respect to (A) injury or damage to any person or property, whether or not reserved against, arising out of or relating to the ownership, maintenance, use or operation of the Property or activities now being or heretofore conducted by any Owning Entity except for any personal injury or property damage action for which there is adequate insurance coverage, (B) penalties, levies, fines, judgments or assessments (except for real estate and personal property taxes and front-foot assessments not yet due and payable), and (C) indebtedness for borrowed money except for the Assumed Loans.  As used herein, the term “liabilities” shall include, without limitation, a state of facts which has occurred prior to the date hereof and which results in or gives rise to a claim subsequent to the date hereof.

(xii)                             To Duke’s knowledge, there are no outstanding judgments, claims, orders, or assessments against any Owning Entity which have not been fully paid or satisfied as of the date hereof, except for real estate and personal property taxes not yet due and payable.

(xiii)                          This Agreement and all documents that are to be executed by Duke and delivered to Company at the Closing are, or at the time of the Closing will be, duly authorized, executed and delivered by Duke, and all consents required under Duke’s organizational documents or by law have been obtained.  All necessary third party consents and approvals to the transactions contemplated hereby have been obtained, other than the consent of Existing Lenders.  This Agreement and all such documents are, or at the Closing will be, legal, valid and binding obligations of each of the Owning Entities and Duke, and do not violate any material provisions of any agreement or judicial order to an Owning Entity, Duke or the Property is subject.

(xiv)                         To Duke’s knowledge, there are no condemnation, zoning, environmental or other land use regulation proceedings affecting the Property, either instituted or planned to be instituted, that would detrimentally affect the use, occupancy and operation of the Property or the value of the Property.

(xv)                            Except as set forth on Exhibit P (“Rent Roll”), there are no Leases or other occupancy arrangements or claims to possession affecting the Property and, to Duke’s knowledge, each of the Leases listed on the Rent Roll is in full force and effect.  To Duke’s knowledge, (1) there is no monetary default or other material default on the part of Landlord or Tenant under any of said Leases except as disclosed on the Rent Roll and (2) no act or omission has occurred which with the passage of time or the giving of notice or both could create such a default.  The information regarding the Leases set forth on the Rent Roll is materially true, correct and complete.  A true, correct and complete copy of each Lease in Duke’s possession or control has heretofore been made available to the Company either by delivery or in the Data Room.  To Duke’s knowledge, the information furnished to the Owning Entities by tenants in the estoppel certificates made available to Company in the Data Room or otherwise is true and correct on the date hereof as though such estoppels were dated the date hereof, subject to changes reflected in the Rent Roll.

(xvi)                         There is no employment contract or collective bargaining agreement in force which affects the Property.

(xvii)                      No Owning Entity has any employees.

(xviii)                   Except as set forth on Exhibit Q there are no management, service, supply and maintenance agreements, equipment leases, or other contracts and agreements to which any Owning Entity is party with respect to or affecting the Property as of the date of this Agreement (herein collectively referred to as the “Operating Contracts”).

(xix)                           To Duke’s knowledge, the Properties are not in violation of any material requirement of any laws and regulations; all licenses, permits, consents, orders, authorizations or other approvals (collectively, the “Licenses”) required for the ownership, use or operation of the Property have been duly and validly issued by the appropriate authority and are in full force and effect; and no Owning Entity has received any written notice of proceedings relating to the revocation or modification of any such License which would have a material adverse effect on the Property.

(xx)                              Duke has delivered or made available in the Data Room to Company true and complete copies of all reports prepared for Duke or in Duke’s possession or control related to hazardous waste, hazardous materials, hazardous substances, oil, radon, urea-formaldehyde, lead paint or asbestos.  To Duke’s knowledge, except as set forth in such reports delivered to Company, the Property is not in violation of any applicable environmental laws and the Property does not have any aboveground or underground storage tanks located thereon.  For purposes hereof the terms “hazardous waste”, “hazardous substances”, “hazardous materials” and “oil” shall mean and include any material defined as such under any federal, state or local law, rule, regulation or order or regulation relating to the protection of human health and the environment or hazardous or toxic substances or wastes, pollutants or contaminants.

(xxi)                           Except as set forth in Exhibit R hereto, there is not now pending nor, to Duke’s best knowledge has there been threatened, any action, suit or proceeding against or affecting any Owning Entity, Duke or the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding, upon consummation of the sale contemplated hereby to Company or otherwise, may reasonably be expected to have a material adverse effect on the business or prospects of or on the condition or operations of the Property, any Owning Entity, and/or Duke would interfere with Duke’s ability to consummate the transactions by this Agreement.  Exhibit R attached hereto is a complete list of all pending litigation affecting the Owning Entities, the Property or the Owning Entities’ operation thereof.

(xxii)                        Neither Duke nor any Owning Entity is a “foreign person” as defined by the Internal Revenue Code (“IRC”), Section 1445 and Duke’s Taxpayer or Employer I.D. Number is 35-1898425.

(xxiii)                     With respect to Assumed Loans to which certain Property will be subject at Closing (1) that the Loan Documents (the “Loan Documents”) heretofore made available to Belcrest in the Data Room; (2) the unpaid principal balance of the Assumed Loans is, on the date hereof, as set forth in Exhibit V and on the date of the Closing with respect to the Property encumbered by the Assumed Loan will be as set forth in a certificate from Duke delivered at such Closing, the (“Loan Certificate”) from Duke delivered at such Closing; (3) interest due and payable to date in respect of the principal indebtedness has been paid; (4) the amount of any escrows, reserves or impounds then being held by or on behalf of Lender are, on the date hereof as set forth in Exhibit W and at relevant Closing will be as set forth from in the Loan Certificate and (5) to Duke’s best knowledge Borrower is not in default in paying the Assumed Loans or in performing or observing any of the covenants or agreements of the Assumed Loans.

(xxiv)                    From the time of its formation, each Owning Entity has maintained general liability and umbrella liability insurance coverage in the aggregate amount of at least Fifty Million Dollars ($50,000,000).  Evidence of such insurance coverage has been delivered by Duke to Company.

(b)           Duke shall indemnify and defend Company and Belcrest against and hold Company and Belcrest harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any (i) claims, actions, suits or proceedings that may be made, asserted or commenced under or in connection with the Member Interest, the Leases or any other matter relating to the Property if the same results from any breach of Duke’s obligations prior to Closing, or (ii) any breach by Duke of its representations and warranties hereunder, to the extent of the actual costs incurred by Company as a result of such breach.  Any action by Belcrest or Company for breach of any representation or warranty or claim under the indemnity contained herein must be commenced within three hundred sixty-five (365) days of each Closing or forever be barred except as hereinafter explicitly set forth.  Duke shall not be liable for any breach of a representation or warranty discovered by Belcrest prior to Closing unless such liability is specifically affirmed by Duke in writing herein or by separate instrument at or prior to Closing.  This subsection (b) shall expressly survive each Closing subject to the applicable limitations on survivability.

(c)           Except as expressly set forth herein or called for herein or called for in any of the instruments attached as exhibits hereto, DUKE AND THE OWNING ENTITIES MAKE NO WARRANTIES OR REPRESENTATIONS of any kind or character, express or implied, with respect to (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of hazardous materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Property, (ix) the condition of title to the Property, (x) the Leases, Operating Contracts, or other documents or agreements affecting the Property, (xi) the value, economics of the operation or income potential of the Property, or (xii) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property.  Notwithstanding anything contained herein to the contrary, this Subsection (c) shall survive the Closing or any termination of this Agreement.

(d)           For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Duke or any Owning Entity or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Howard Feinsand, Nicholas Anthony, Jeff Behm, Peter Scholz, Battista Orsino and Kathy Knizner, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Duke or any Owning Entity, and their employees, and representative, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the due diligence materials.  Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

ARTICLE 13.  Limitation of Liability. Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Duke, and the maximum aggregate amount which may be awarded to and collected by Belcrest and the Company (including, without limitation, for any breach of any representation, warranty and/or covenant by Duke) under this Agreement or any documents executed pursuant hereto or in connection herewith, (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed ten percent (10%) of Gross Agreed Value and (b) no claim by Belcrest or the Company alleging a breach by Duke of any representation, warranty and/or covenant of Duke contained herein or in any of the Other Documents may be made, and Duke shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Belcrest or the Company alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Fifty Thousand Dollars ($50,000) (the “Floor Amount”), in which event Duke’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Duke shall have no liability with respect thereto.  This provision shall expressly survive the Closing or the termination of this Agreement.

ARTICLE 14.  Apportionment of Rents, Taxes and Other Charges:  (a) All normal and customarily proratable items of the Property and the Owning Entities, including without limitation, real estate and personal property taxes and assessments, utility bills, collected rents and other income, and Operating Contract payments (under Operating Contracts assumed by Company) and any other expenses of the operation and maintenance of the Property, shall be prorated as of the Closing Date, Duke being charged and credited for all of the same relating to the period up to the Closing Date and Company being charged and credited for all of the same relating to the period on and after the Closing Date.  Real estate taxes shall be prorated on the basis of the amount due and payable for the year of Closing.  No proration shall be made in relation to delinquent rents existing, if any, as of the Closing Date.  In adjusting for uncollected rents, no adjustment shall be made in Duke’s favor for rents which have accrued and are unpaid as of Closing, but Company shall pay Duke such accrued and unpaid rents, as and when collected by Company, it being agreed that Company shall not be deemed to have collected any such arrearages attributable to the period prior to Closing until such time as the tenant is current in the payment of all rents accruing in the month of and after the Closing.  Company agrees to bill tenants of the Property for all past due rents and to take any additional reasonable actions requested by Duke to collect rents that are accrued but unpaid as of the Closing, provided that Company shall not be obligated to incur any out-of-pocket third party expense in connection with such actions and Company shall not be obligated to take any action to terminate a tenancy. Prepaid insurance premiums will be prorated and Belcrest and Company will be added as additional insureds.  Company shall receive the Security Deposits, with interest thereon required by the Leases or by law (if not transferred separately in kind).  If interest is due on a Security Deposit only if the tenant is in possession for a stated period of time which has not elapsed as of Closing, the credit shall be given as if the tenant will be in possession for the required period and there shall be no post closing adjustment.  The provisions of this Article 14 shall survive the Closing.  There will be a readjustment, if necessary.  The parties will readjust as promptly as possible when the relevant facts are available.

(b)           For Properties subject to Existing Loans, Duke will receive a credit from the Company equal to the balance of any escrow accounts being held by the

Existing Lenders on the day of the Closing.  The balances on the date hereof are set forth in Exhibit W.

(c)           A detailed statement shall be prepared at the Closing setting forth the manner of computation of the aforesaid pro-ration adjustments.

ARTICLE 15.  Broker:  Each party represents hereby to the other that it dealt with no broker other than Banc America Securities, LLC (the “Broker) in the consummation of this Agreement and each party indemnifies the other from any claim arising from the failure of such representation by the indemnifying party.  Any compensation due to Broker shall be the sole responsibility of, and be timely paid by, Duke.  This Article 15 shall expressly survive Closing.

ARTICLE 16.  Mutual Indemnification .  The transfer of Member Interests contributed hereunder is intended to be effective at the times of the Closings pursuant to this Agreement.  Subject to specific provisions hereof, any debts, taxes, or claims of third parties arising out of Owning Entities’ ownership and possession of the Properties and the conduct of any business conducted by Owning Entities in connection with the Property and/or Owning Entities prior to the Closing (even though such claims, taxes or suits may be levied or be instituted thereafter) and any liabilities of the Owning Entities not disclosed on the Balance Sheet shall remain Duke’s exclusive responsibility and, subject to all of the indemnification limitations which are included in Article 13 above, Duke indemnifies and saves harmless Company with respect to any loss or expense which Owning Entities or Company shall sustain because of any such debts or claims.  Any debts, taxes or claims of third parties arising out of Owning Entities’ ownership and possession of the Property or the conduct of any business conducted by Owning Entities after the Closing Date (not specifically caused by the breach of any of Duke’s representations, warranties or covenants contained herein) and the accrual of the Company’s right to the Property as the new Member of Owning Entity are to be the exclusive responsibility of the Company.  The Company shall and hereby does indemnify and save harmless Duke with respect to any loss or expense which Duke shall have sustained because of any such debts or claims.  The provisions hereof shall survive the Closing indefinitely.

ARTICLE 17.  Taxes.

(a)           Duke represents and warrants that each of the Owning Entities has filed all material tax returns required to be filed prior to the Closing Date and has paid all taxes it owes with respect to all taxable periods ending on or before the Closing Date. Duke shall indemnify the Company for any liability with respect to taxes (including interest and penalties thereon) owed by any Owning Entity for any taxable period ending on or before the Closing.

(b)           Duke shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed by the Owning Entities for all taxable periods ending on or before the Closing Date.

(c)           Duke shall defend any audit or other proceedings involving taxes for any taxable period of any Owning Entities ending on or before the Closing Date.

(d)           The parties agree to report the contributions of the entire Member Interest of each of the Owning Entities to the Company as transactions in which gain, if any, is recognized for federal income tax purposes.  Duke represents and warrants that immediately following the contribution, the tax basis of the Properties to the Company will equal the Gross Agreed Value minus the Closing prorations other than closing costs.

The provisions of this Article 17 shall survive the Closing.

ARTICLE 18.  Reserved:

ARTICLE 19.  Recording:  It is agreed hereby that this Agreement shall not be filed for recording with any governmental body.

ARTICLE 20.  Notices:  Any notice or communication which may be or is required to be given pursuant to the terms of this Agreement shall be in writing and shall be sent to the respective party at the address set forth below, postage prepaid, by Certified Mail, Return Receipt Requested, or by a nationally recognized overnight courier service that provides tracing and proof or receipt of items mailed, or to such other address as either party may designate by notice similarly sent.  Notices shall be effective upon receipt.

To Duke:	Duke Realty Corporation
600 East 96th Street - Suite 100
Indianapolis, IN 46240
Attn: Jeffrey D. Behm
Telephone: (317) 808-6066
Telecopy: (317) 808-6794

With a copy to:	Duke Realty Corporation

3950 Shackleford Road, Suite 300
Duluth, GA 30096
Attn: Howard Feinsand
Telephone: (770) 717-3267
Telecopy: (770) 717-3314

With an additional copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attn: Jay G. Farris, Jr.
Telephone: (404) 881-7896
Telecopy: (404) 253-8587

To Company:	Eaton Vance Management
255 State Street
Boston, MA 02109
Attn: General Counsel
Telephone: 617-598-8180
Telecopy: 617-598-0432

With copy to:	Eaton Vance Management
255 State Street
Boston, MA 02109
Attn: Director of Asset Management
Real Estate Group
Telephone: 617-598-8681
Telecopy: 617-542-7410

With an additional copy to:	Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110-3333
Attn: Eli Rubenstein
Telephone: (617) 574-6446
Telecopy: (617) 574-7629

ARTICLE 21.  Captions; Exhibits:  The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.  All Exhibits and Schedules attached to this Agreement are made a part hereof and incorporated herein.

ARTICLE 22.  Successors and Assigns:  This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

ARTICLE 23.  Closing Costs:  Each of Duke and Belcrest shall be responsible for its own legal expenses, financial analysis costs and due diligence expenses.  All other closing costs shall be borne by the Company.

ARTICLE 24.  Governing Law:  The laws of Virginia shall govern the validity, construction, enforcement and interpretation of this Agreement.

ARTICLE 25.  Multiple Counterparts:  This Agreement may be executed in any number of identical counterparts.  If so executed, each of such counterparts shall constitute this Agreement.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

ARTICLE 26.  Representations and Warranties of Company:  Company hereby represents and warrants to Duke as of the date hereof and as of the Closing Date as follows:

(a)           This Agreement and all documents executed by Company that are to be delivered to Duke at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Company.  This Agreement and such documents are, or at the Closing will be, legal, valid, and binding obligations of Company, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Company is a party or to which it is subject.

(b)           There are no proceedings pending or, to Company’s knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined, would have a material adverse effect on its ability to accept the membership interests to be conveyed or to carry out its obligations under this Agreement.

(c)           Company shall indemnify and defend Duke against and hold Duke harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any breach by Company of its representations and warranties hereunder.

ARTICLE 27.  Representations and Warranties of Belcrest:  Belcrest hereby represents and warrants to Duke as of the date hereof and as of the Closing Date as follows:

(a)           Belcrest is a corporation duly and validly organized and existing and governed by the laws of the State of Delaware.

(b)           This Agreement and all documents executed by Belcrest that are to be delivered to Duke at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Belcrest.  This Agreement and such documents are, or at the Closing will be, legal, valid, and binding obligations of Belcrest, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Company is a party or to which it is subject.

(c)           There are no proceedings pending or, to Belcrest’s knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined, would have a material adverse effect on its ability to carry out its obligations under this Agreement.

(d)           Belcrest shall indemnify and defend Duke against and hold Duke harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any breach by Company of its representations and warranties hereunder.

ARTICLE 28.  Post-Closing Obligations:  (a)  After each Closing, each of Company and Duke shall cooperate with one another at reasonable times and on reasonable conditions and shall execute and deliver such instruments and documents as may be necessary in order fully to carry out the intent and purposes of the transactions contemplated hereby.  Except for such instruments and documents as the parties were originally obligated to deliver by the terms of this Agreement, such cooperation shall be without additional cost or liability.

(b)  In addition to the foregoing, upon the request of Company, Duke shall make its records pertaining to the Property available to Company for inspection, copying and audit by Company’s designated accountants at Company’s sole cost and expense in order to allow its accountants to prepare financial statements in compliance with any or all of (a) the rules of the Securities and Exchange Commission (the “Commission”); and (b) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of, Company; provided, however, that in any such event (s), Company shall reimburse Duke for all third party out-of-pocket costs and expenses that Duke incurs in order to comply with the foregoing requirements.

(c)           The provisions of this Article 28 shall survive the Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument as of the day and date first written above.

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By: Duke Realty Corporation, its sole general partner

By:	/s/ Howard L. Feinsand
Name:Howard L. Feinsand
Title: Executive Vice President, General Counsel and Corporate Secretary

WTM MASTER BUILDING, LLC, a Delaware limited liability company

By: Duke Realty Limited Partnership, its sole member

By:	Duke Realty Corporation, its sole general partner

By:	/s/ Howard L. Feinsand
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Corporate Secretary

MARK CENTER BUILDING, LLC, a Delaware limited liability company

By: WTM Master Building, LLC, its sole member

By: Duke Realty Limited Partnership, its sole member

By:	Duke Realty Corporation, its sole general partner

By:	/s/ Howard L. Feinsand
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Corporate Secretary

MARK CENTER 1801/1901, LLC, a Delaware limited liability company

By: Mark Center Buildings, LLC, its sole member

By: WTM Master Building, LLC, its sole member

By: Duke Realty Limited Partnership, its sole member

By:	Duke Realty Corporation, its sole general partner

By:	/s/ Howard L. Feinsand
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Corporate
Secretary

MARK CENTER 2001, LLC, a Delaware limited liability company

By: Mark Center Buildings, LLC, its sole member

By: WTM Master Building, LLC, its sole member

By: Duke Realty Limited Partnership, its sole member

By:	Duke Realty Corporation, its sole general partner

By:	/s/ Howard L. Feinsand
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Corporate
Secretary

MARK CENTER BUILDINGS II, LLC, a Delaware limited liability company

By: WTM Master Building, LLC, its sole member

By: Duke Realty Limited Partnership, its sole member

By:	Duke Realty Corporation, its sole general partner

By:	/s/ Howard L. Feinsand
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Corporate Secretary

BELCREST REALTY CORPORATION, a Delaware corporation

By:	/s/ William R. Cross
Name: William R. Cross
Title: President

LAFAYETTE REAL ESTATE, LLC, a Delaware limited liability company

By:	/s/ William R. Cross
Name: William R. Cross
Title: Manager